Exhibit 7(n)

STOCK EXCHANGE AGREEMENT

STOCK EXCHANGE AGREEMENT, dated as of February 10, 2004 (this “Agreement”), between IDT Corporation, a Delaware corporation (“IDT Parent”), and Liberty IDTel, Inc., a Delaware corporation (“Liberty IDTel”).

RECITALS

WHEREAS, IDT Parent wishes to acquire all of the shares of Series A Preferred Stock, par value $.01 per share (the “IDTT Series A Preferred Stock”), of IDT Telecom, Inc., a Delaware corporation (“IDTT”), owned by Liberty IDTel (the “Preferred Shares”) in exchange (the “Exchange”) for 469,110 shares of IDT Parent Class B Common Stock, par value $.01 per share (“IDT Parent Class B Common Stock”);

WHEREAS, Liberty IDTel is desirous of making the Exchange (as defined below) on the terms and subject to the conditions set forth herein; and

WHEREAS, it is intended that, for federal income tax purposes, the Exchange shall qualify as a reorganization within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, for and in consideration of the mutual promises set forth herein, and upon the terms and subject to the conditions hereof, the parties hereto agree as follows:

ARTICLE 1

EXCHANGE

Section 1.01.  Consideration; Closing.

(a)           Sale and Transfer of Shares.  Subject to the terms and conditions of this Agreement, Liberty IDTel shall sell, convey, assign, transfer and deliver to IDT Parent the Preferred Shares, free and clear of all Liens.

(b)           The Purchase Price.  Subject to the terms and conditions of this Agreement, in consideration and exchange for the aforesaid sale, conveyance, assignment, transfer and delivery to IDT Parent of the Preferred Shares, IDT Parent shall deliver to Liberty IDTel 469,110 shares of IDT Parent Class B Common Stock.  In the event of any dividend, distribution, recapitalization, stock split or combination, or similar event with respect to or affecting the IDT Parent Class B Stock after the date hereof and prior to the Closing, the foregoing number of shares of IDT Parent Class B Common Stock shall be appropriately adjusted.  The shares of IDT Parent Class B Common Stock to be delivered to Liberty IDTel pursuant to this Agreement are referred to herein as the “Consideration Shares”).

(c)           Closing.  The consummation of the Exchange and the issuance and delivery of the Consideration Shares by IDT Parent to Liberty IDTel (the “Closing”) will take place at the offices of Baker Botts L.L.P., 30 Rockefeller Plaza, New York, New York, at 10:00 a.m. on the

Business Day that is three (3) Business Days after the date on which the conditions set forth in Article 2 have been fulfilled or, where permissible, waived, or at such other time and place as IDT Parent and Liberty IDTel may agree orally or in writing (the “Closing Date”).  For purposes of this Agreement, “Business Day” means a day other than a Saturday, Sunday or day on which banks in the City of New York are authorized to close.

(d)           Deliveries.  At the Closing:

(i)            Liberty IDTel shall deliver to IDT Parent (i) a certificate from Liberty IDTel dated the Closing Date, executed by an executive officer of Liberty IDTel stating that, to the best knowledge of such executive officer, the representations and warranties of Liberty IDTel set forth in Article 3 of this Agreement are, if specifically qualified by materiality, true and correct and, if not so qualified, true and correct in all material respects, in each case as of the Closing Date, except to the extent such representations and warranties are expressly made as of only an earlier date, (ii) a certificate of the secretary of Liberty IDTel, dated the Closing Date, certifying that all necessary corporate action required to be taken in connection with the execution, delivery and performance of this Agreement has been taken, (iii) a certificate of good standing of Liberty IDTel from the Delaware Secretary of State, as of a date not more than 3 days prior to the Closing Date and (iv) the certificate described in Section 2.03(b) hereof.

(ii)           Liberty IDTel shall deliver all stock certificates representing the Preferred Shares, accompanied by duly executed instruments of transfer in the name of IDT Parent.

(iii)          IDT Parent shall deliver to Liberty IDTel (i) a certificate from IDT Parent, dated the Closing Date, executed by an executive officer of IDT Parent stating that, to the best knowledge of such executive officer, the representations and warranties of IDT Parent set forth in Article 4 and Article 6 of this Agreement are, if specifically qualified by materiality, true and correct and, if not so qualified, true and correct in all material respects, in each case as of the Closing Date, except to the extent such representations and warranties are expressly made as of only an earlier date, (ii) a certificate of the secretary of IDT Parent, dated the Closing Date, certifying that all necessary corporate action required to be taken in connection with the execution, delivery and performance of this Agreement and the Registration Rights Agreement (as defined below) has been taken, (iii) a certificate of good standing of IDT Parent from the Delaware Secretary of State, as of a date not more than 3 days prior to the Closing Date and (iv) the certificate described in Section 2.02(d) hereof.

(iv)          IDT Parent shall deliver a duly executed stock certificate representing the Consideration Shares, executed in proper form and registered in the name of Liberty IDTel, Inc.

(v)           IDT Parent and Liberty IDTel shall execute and exchange the Registration Rights Agreement among IDT Parent and Liberty Media Corporation, Liberty

IDTel, Microwave Holdings, L.L.C. and Liberty TP Management, Inc., in the form attached hereto as Annex A (the “Registration Rights Agreement”).

Section 1.02.  Tax Effect.  The parties intend that the Exchange shall qualify as a tax-free reorganization within the meaning of Section 368(a)(1)(B) of the Code and that this Agreement shall be and hereby is adopted as a plan of reorganization for purposes of Section 368 of the Code and the Treasury Regulations (as defined herein) thereunder.

ARTICLE 2

CONDITIONS TO CLOSING

Section 2.01.  Conditions to Each Party’s Obligation to Effect the Exchange.  The respective obligations of each party to consummate the Exchange are subject to and conditioned on the satisfaction (or, to the extent permitted by applicable law, waiver) prior to or at the Closing, of each of the following conditions;

(a)           Receipt of IDT Parent Board Approval.  This Agreement and the Registration Rights Agreement and the transactions contemplated hereby and thereby shall have been approved by the board of directors of IDT Parent in compliance with the applicable requirements of the DGCL (as defined in Section 4.02(b) hereof) (“IDT Board Approval”).

(b)           No Material Adverse Effect.  Since the date of this Agreement, there shall have been no event, occurrence or circumstance which has had, or would reasonably be expected to have, a Material Adverse Effect.

(c)           No Restraints.  No provision of Applicable Law (as defined in Section 3.04), injunction, order or decree of any Governmental Entity (as defined in Section 3.04) shall be in effect which has the effect of making the Exchange or any of the other transactions contemplated hereby illegal or shall otherwise restrain or prohibit the consummation thereof.

Section 2.02.  Conditions of Liberty IDTel to Effect the Exchange.  The obligations of Liberty IDTel consummate the Exchange are subject to and conditioned upon the satisfaction (or, to the extent permitted by applicable law, waiver by Liberty IDTel) prior to or at the Closing, of each of the following conditions:

(a)           Representations and Warranties; Covenants.  The representations and warranties of IDT Parent contained in Article 4 and Article 6 of this Agreement shall, if specifically qualified by materiality, be true and correct and, if not so qualified, be true and correct in all material respects, in each case as of the Closing Date, except to the extent such representations and warranties are expressly made as of only an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date), and all covenants and agreements of IDT Parent contained in this Agreement to be performed on or prior to the Closing Date shall have been performed or complied with, as applicable, in all material respects on or prior to the Closing Date.

(b)           Registration Rights Agreement.  IDT Parent and Liberty IDTel shall have executed and exchanged the Registration Rights Agreement.

(c)           NYSE Listing.  The Consideration Shares issuable in the Exchange shall have been authorized for listing on the New York Stock Exchange, Inc. (“NYSE”), subject only to official notice of issuance.

(d)           Compliance Certificate.  Liberty IDTel shall have received (i) a certificate from IDT Parent, dated as of the Closing Date, executed by an executive officer of IDT Parent stating that, to the best knowledge of such officer, the conditions set forth in Section 2.01 and this Section 2.02 have been satisfied.

Section 2.03.  Conditions of IDT Parent to Effect the Exchange.  The obligations of IDT Parent to consummate the Exchange are subject to and conditioned upon the satisfaction (or, to the extent permitted by applicable law, waiver by IDT Parent) prior to or at the Closing, of the following conditions:

(a)           Representations and Warranties; Covenants.  The representations and warranties of Liberty IDTel contained in this Agreement shall, if specifically qualified by materiality, be true and correct and, if not so qualified, be true and correct in all material respects, in each case as of the Closing Date, except to the extent such representations and warranties are expressly made as of only an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date), and all covenants and agreements of Liberty IDTel contained in this Agreement to be performed on or prior to the Closing Date shall have been performed or complied with, as applicable, in all material respects on or prior to the Closing Date.

(b)           Compliance Certificate.  IDT Parent shall have received a certificate from Liberty IDTel, dated as of the Closing Date, executed by an executive officer of Liberty IDTel stating that, to the best knowledge of such executive officer, the conditions set forth in Section 2.01 and this Section 2.03 have been satisfied.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF LIBERTY IDTEL

Liberty IDTel represents and warrants to IDT Parent that:

Section 3.01.  Organization, Good Standing and Qualification.  Liberty IDTel is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted.  Liberty IDTel is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, lease or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, when taken together with all other such failure, is not reasonably likely to have a material adverse effect upon the business, assets (including intangible assets), financial condition, prospects or results of operations of Liberty IDTel or prevent or materially burden or materially impair Liberty IDTel’s ability to perform its obligations hereunder.

Section 3.02.  Title to Preferred Shares; No Liens.  Liberty IDTel is the record owner of the Preferred Shares, and the Preferred Shares are owned free and clear of any mortgage, pledge, lien, security interest, purchase option, call, claim, restriction on transfer, voting restriction, charge or encumbrance of any kind (each, a “Lien”).

Section 3.03.  Corporate Authority.  Liberty IDTel has all requisite corporate power and authority necessary in order to execute, deliver and perform its obligations under this Agreement and the Registration Rights Agreement and to consummate the transactions contemplated hereby and thereby.  This Agreement and the Registration Rights Agreement have been approved by the board of directors of Liberty IDTel, and Liberty IDTel has taken all corporate action necessary for the execution, delivery and performance by Liberty IDTel of this Agreement and the Registration Rights Agreement.  Liberty IDTel has duly executed and delivered this Agreement.  This Agreement is a valid and binding agreement of Liberty IDTel, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and general equity principles.

Section 3.04.  No Violation; Consents.

(a)           The execution, delivery and performance of this Agreement by Liberty IDTel does not contravene any Applicable Law (as defined below), except for any such contravention that would not, individually or in the aggregate, reasonably be expected to have a material adverse effect upon the business, assets (including intangible assets), financial condition, prospects or results of operations of Liberty IDTel or prevent or materially burden or materially impair Liberty IDTel’s ability to perform its obligations hereunder.  The execution, delivery and performance of this Agreement by Liberty IDTel (x) will not violate, result in a breach of or constitute (with or without due notice or lapse of time or both) a material default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Liberty IDTel is a party or by which its assets is subject, except for such as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect upon the business, assets (including intangible assets), financial condition, prospects or results of operations of Liberty IDTel or prevent or materially burden or materially impair Liberty IDTel’s ability to perform its obligations hereunder and (y) will not conflict with or violate any provision of the Certificate of Incorporation or Bylaws of Liberty IDTel, as in effect on the date hereof.  For purposes of this Agreement, the term “Contract” means any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation.

(b)           Except for filings required to be made by Liberty IDTel’s parent, Liberty Media Corporation (“Liberty Parent”), under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the Closing Date, no consent, authorization or order of, or filing or registration with, any Governmental Entity or other person is required to be obtained or made by Liberty IDTel for the execution and delivery of this Agreement or the consummation by Liberty IDTel of the transactions contemplated hereby, except where the failure to obtain such consents, authorizations or orders, or make such filings or registrations, would not, individually or in the aggregate, reasonably be expected to have a material adverse effect upon the business, assets (including intangible assets), financial condition, prospects or results of operations of Liberty IDTel or prevent or materially burden or materially impair Liberty IDTel’s ability to perform its obligations hereunder.  The term “Applicable Law” for purposes of this Agreement means (x) any foreign, United States federal, state or local law, statute, rule, regulation, order, writ, injunction, judgment, decree or permit of any Governmental Entity (as hereinafter defined) and (y) any rule or listing requirement of the NYSE.  The term “Governmental Entity” for purposes of this Agreement means any governmental or regulatory authority, agency, commission, body or other governmental entity or court.

(c)           Liberty IDTel or Liberty Parent has obtained all necessary approvals required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, to consummate the transactions contemplated by this Agreement.

Section 3.05.  Litigation.  There are not any (a) outstanding judgments against or affecting Liberty IDTel, or (b) proceedings pending or, to the knowledge of Liberty IDTel, threatened against or affecting Liberty IDTel that (i) in any manner challenge or seek to prevent, enjoin, alter or materially delay the Exchange or (ii) if resolved adversely to Liberty IDTel would prevent or materially burden or materially impair Liberty IDTel’s ability to perform its obligations hereunder.

Section 3.06.  Unregistered Consideration Shares.  Liberty IDTel is aware that the Consideration Shares have not been registered under the Securities Act of 1933, as amended, (the “Securities Act”), that the issuance of the Consideration Shares pursuant to the Exchange is intended to be exempt from registration under the Securities Act and the rules promulgated thereunder by the Securities and Exchange Commission (the “SEC”) and that the Consideration Shares cannot be offered, sold, assigned, transferred or otherwise disposed of unless they are subsequently registered under the Securities Act or an exemption from such registration is available.  Liberty IDTel is also aware that sales or transfers of the Consideration Shares are further restricted by state securities laws and that the certificates for the Consideration Shares will bear the legend referred to in Section 5.05.

Section 3.07.  Suitability of Investment.

(a)           Liberty IDTel is an “accredited investor” within the meaning of Rule 501 of Regulation D of the Securities Act as presently in effect and is acquiring the Consideration Shares for its own account, or for the account of one or more of its subsidiaries, for investment purposes only and not with a view to the resale or distribution thereof.

(b)           Liberty IDTel will not, directly or indirectly, offer, sell, transfer, assign, exchange or otherwise dispose of all or any part of the Consideration Shares, except in accordance with applicable federal and state securities laws, to the extent applicable, and the provisions of the Registration Rights Agreement.

(c)           Liberty IDTel has such knowledge and experience in financial, business and tax matters that it is capable of evaluating the merits and risks relating to investment in the Consideration Shares and making an investment decision with respect to IDT Parent.

(d)           Liberty IDTel has been given the opportunity to obtain information and documents relating to IDT Parent and to ask questions of and receive answers from representatives of IDT Parent concerning IDT Parent and the investment in Consideration Shares.

(e)           Liberty IDTel has such knowledge and experience in financial or business matters that it can, and it has, adequately analyzed the risks of an investment in the Consideration Shares and it has determined the Consideration Shares are a suitable investment for Liberty IDTel and that Liberty IDTel is able at this time, and in the foreseeable future, to bear the economic risk of a total loss of its investment in the Consideration Shares.

(f)            Liberty IDTel is aware that there are substantial risks incident to an investment in the Consideration Shares.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF

IDT PARENT

IDT Parent represents and warrants to Liberty IDTel that:

Section 4.01.  Organization, Good Standing and Qualification.  IDT Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted.  IDT Parent is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, lease or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing, when taken together with all other such failure, is not reasonably likely to have a Material Adverse Effect.  For purposes of this Agreement, “Material Adverse Effect” means a material adverse effect on the financial condition, prospects, properties, assets, business or results of operations of IDT Parent and its subsidiaries taken as a whole; provided, however, that any such effect resulting from any change that affects companies in the telecommunications, Internet or Internet telephony industries generally shall not be considered to be a Material Adverse Effect.

Section 4.02.  Capitalization; No Liens.

The authorized capital stock of IDT Parent consists solely of (i) 100,000,000 shares of common stock, par value $.01 per share, of which 21,009,468 shares are issued and outstanding and 4,065,392 shares are held in treasury, (ii) 35,000,000 shares of Class A common stock, par value $.01 per share, of which 9,816,988 shares are issued and outstanding and none are held in treasury, (iii) 100,000,000 shares of Class B common stock, par value $.01 per share, of which 56,156,853 shares are issued and outstanding and 4,870,898 shares are held in treasury, and 10,000,000 shares of preferred stock, par value $.01 per share, of which none are issued and outstanding and none are held in treasury.

(a)           Equity Rights and Other Equity-Related Agreements.

(i)            Except as set forth on Schedule 4.02(b)(i) or as specifically disclosed in the Current IDT Reports (as defined below), there are no:

(1)           outstanding options, warrants, agreements, conversion rights, exchange rights, preemptive rights or other rights (whether contingent or not) (collectively, “Equity Rights”) to subscribe for, purchase or acquire any issued or unissued shares of capital stock of IDT Parent or any Significant Subsidiary (as defined below);

(2)           authorized or outstanding stock appreciation, phantom stock, profit participation, or similar rights with respect to IDT Parent or any Significant Subsidiary (collectively, “Equity-Based Awards”); or

(3)           securities or instruments containing antidilution or similar provisions that will be triggered by the consummation of the Exchange (collectively, “Antidilution Rights”);

provided, however, that the representations and warranties of IDT Parent and IDT Subsidiary set forth in this Section 4.02(b)(i) shall not be breached by the existence of any Equity Rights, Equity-Based Awards or Antidilution Rights, the existence of which would otherwise constitute a breach of this Section 4.02(b)(i) (collectively, “Undisclosed Rights”), if the exercise of all such Undisclosed Rights as of immediately prior to the Closing (whether or not then immediately exercisable) could not, in the aggregate, result in (x) the issuance of capital stock (or payment of other consideration based on the value of capital stock) representing more than 3% (by value or voting power) of the capital stock of IDT Parent then outstanding, or (y) the issuance of capital stock (or payment of other consideration based on the value of capital stock) representing more than 1% (by value or voting power) of the capital stock of any Significant Subsidiary then outstanding.

(ii)           Except as set forth on Schedule 4.02(b)(ii) or as specifically disclosed in the Current IDT Reports, there are no:

(1)           rights, contracts, commitments or arrangements (contingent or otherwise) obligating IDT Parent or any Significant Subsidiary to either (x) redeem, purchase or otherwise acquire, or offer to purchase, redeem or otherwise acquire, any outstanding shares of, or any outstanding warrants or rights of any kind to acquire any shares of, or any outstanding securities that are convertible into or exchangeable for any shares of, capital stock of IDT Parent or any Significant Subsidiary, or (y) pay any dividend or make any distribution in respect of any shares of, or any outstanding securities that are convertible or exchangeable for any shares of, capital stock of IDT Parent or any Significant Subsidiary;

(2)           agreements or arrangements under which IDT Parent or any Significant Subsidiary is obligated to register the sale of any of its securities under the Securities Act;

(3)           restrictions upon, or Contracts or understandings of IDT Parent or any Significant Subsidiary, or to the knowledge of IDT Parent, Contracts or understandings of any other person, with respect to the voting or transfer of any shares of capital stock of IDT Parent or any Significant Subsidiary;

(3)           provisions of the Certificate of Incorporation or Bylaws of IDT Parent as currently in effect, and no agreement to which IDT Parent or any subsidiary of IDT Parent is a party or by which IDT Parent or any subsidiary of IDT Parent is bound, that would (x) require the vote of the holders of more than a majority of the voting power of the shares of IDT Parent’s issued and outstanding Common Stock, Class A Common Stock and Class B Common Stock, voting together as a single class, to take or prevent any corporate action, other than those matters requiring a class vote under the DGCL, or (y) entitle any party to nominate or elect any director of IDT Parent or require any of IDT Parent’s stockholders to vote for any such nominee or other person as a director of IDT Parent; or

(4)           rights of first refusal, rights of first offer, rights of co-sale or other similar rights regarding the securities of IDT Parent.

(iii)          For purposes of this Agreement:  (A) the term “Current IDT Reports” means the report of IDT Parent on Form 10-K, as filed with the Securities and Exchange Commission (“SEC”) on October 29, 2003, as amended, and any reports of IDT Parent on Form 10-Q and Form 8-K as filed with the SEC from the period commencing October 30, 2003 and ending on the date of this Agreement; (B) the term “person” means any individual, partnership, corporation, limited liability company, joint venture, association, joint-stock company trust, unincorporated organization, government or agency or political subdivision thereof, or other entity; and (C) the term “Significant Subsidiary” means each of IDT Telecom, Inc., IDTI and IDT Media, Inc.

(b)           IDT Parent has delivered to Liberty IDTel true and complete copies of the Certificate of Incorporation and Bylaws of IDT Parent, as amended to date and in effect on the Closing Date.

(c)           All of the issued and outstanding shares of IDT capital stock are duly authorized, validly issued, fully paid and nonassessable.  All outstanding shares of the capital stock of each subsidiary of IDT Parent beneficially owned by IDT Parent have been validly issued and are fully paid and nonassessable.

(d)           Upon delivery in accordance with the terms of this Agreement and the Exchange, all of the Consideration Shares will be issued from the treasury of IDT Parent and will be validly issued, fully paid and nonassessable and free of all Liens.  Upon delivery of the Consideration Shares in accordance with the terms of this Agreement, Liberty IDTel will receive good title to all of the Consideration Shares.  Each of the Consideration Shares, when issued, will be issued in compliance with the requirements of the Securities Act (subject to the accuracy of the representations and warranties of Liberty IDTel set forth in Section 3.07), the NYSE, and applicable state securities laws or exemptions therefrom.

Section 4.03.  Corporate Authority.  IDT Parent has all requisite corporate power and authority to enter into this Agreement and the Registration Rights Agreement, and to perform its obligations hereunder and thereunder, subject to receipt of IDT Board Approval.  The execution, delivery and performance by IDT Parent of this Agreement and the Registration Rights Agreement have been duly authorized by all necessary corporate action on the part of IDT Parent, subject to receipt of IDT Board Approval.  IDT Parent has duly executed and delivered this Agreement and the Registration Rights Agreement.  Subject to receipt of IDT Board Approval, this Agreement is a valid and binding agreement of IDT Parent, enforceable against IDT Parent in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and general equity principles.

Section 4.04.  No Violation; Consents.

(a)           The execution, delivery and performance by IDT Parent of this Agreement and the Registration Rights Agreement, and the consummation by IDT Parent of the transactions contemplated hereby and thereby do not and will not contravene any Applicable Law, except for any such contravention that would not, individually or in the aggregate, reasonably be expected to (i) have a Material Adverse Effect or (ii) prevent or materially burden or materially impair the ability of IDT Parent to perform its obligations under this Agreement or the Registration Rights Agreement.  The execution, delivery and performance by IDT Parent of this Agreement and the Registration Rights Agreement and the consummation of the transactions contemplated hereby and thereby (i) will not (A) violate, result in a breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which IDT Parent is a party or to which its assets are subject, or (B) result in the creation or imposition of any Lien upon any of the assets of IDT Parent, and (ii) will not conflict with or violate any provision of the Certificate of Incorporation or Bylaws of IDT Parent, as in effect on the Closing Date.

(b)           Except for (i) the IDT Board Approval, (ii) filings with the NYSE to list the Consideration Shares, and (iii) filings and approvals contemplated by the terms of the Registration Rights Agreement, no consent, authorization or order of, or filing or registration with, any Governmental Entity or other person is required to be obtained or made by IDT Parent for the execution and delivery of this Agreement and the Registration Rights Agreement or the consummation by IDT Parent of the transactions contemplated hereby or thereby, except where the failure to obtain such consents, authorizations or orders, or make such filings or registrations, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or prevent or materially burden or materially impair the ability of IDT Parent to perform its obligations hereunder or thereunder.

Section 4.05.  IDT Reports; Financial Statements.

(a)           IDT Parent has timely filed all reports, registration statements and other filings, together with any amendments or supplements required to be made with respect thereto, that it has been required to file with the SEC under the Securities Act and the Exchange Act.  As of the respective dates of their filing with the SEC, the IDT Reports complied in all material respects with the applicable provisions of the Securities Act and the Exchange Act and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.  For purposes of this Agreement, “IDT Reports” means all reports, registration statements and other filings made by IDT Parent with the SEC since January 1, 1999 (including exhibits and any amendments thereto and documents incorporated by reference therein).

(b)           Each of the consolidated balance sheets included in or incorporated by reference into the IDT Reports (including the related notes and schedules) fairly presents, or will fairly present, the consolidated financial position of IDT Parent and its subsidiaries as of the date of such balance sheet, and each of the consolidated statements of income, changes in stockholders’ equity, and cash flows included in or incorporated by reference into the IDT Reports (including any related notes and schedules) fairly presents, or will fairly present, the results of operations, cash flows, and changes in stockholders’ equity, as the case may be, of IDT Parent and its subsidiaries for the periods set forth in such statements (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), and in each case has been prepared in accordance with generally accepted accounting principles (“GAAP”), consistently applied during the periods involved, except as may be noted therein, and in compliance in all material respects with the rules and regulations of the SEC.

Section 4.06.  Absence of Certain Changes.  Except as otherwise expressly disclosed in the Current IDT Reports, since October 31, 2003 there has not been any event or occurrence or any change in the financial condition, properties, business or results of operations of IDT Parent that has had or could reasonably be expected to have a Material Adverse Effect.

Section 4.07.  Litigation.  Except as otherwise expressly disclosed in the Current IDT Reports or as otherwise set forth on Schedule 4.07 hereto, there are not any (a) outstanding judgments against or affecting IDT Parent or any of its subsidiaries, or (b) proceedings pending or, to the knowledge of IDT Parent, threatened against or affecting IDT Parent or any of its subsidiaries that (i) in any manner challenge or seek to prevent, enjoin, alter or materially delay the Exchange or (ii) if resolved adversely to IDT Parent or any of its subsidiaries, would have, individually or in the aggregate, a Material Adverse Effect.

Section 4.08.  Compliance with Laws.  Except as otherwise expressly disclosed in the Current IDT Reports, the business of IDT Parent has not been, and is not being, conducted in violation of any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity, except for violations or possible violations that, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect or prevent or materially burden or materially impair the ability of IDT Parent to perform its obligations under this Agreement or the Registration Rights Agreement.  Except as otherwise expressly disclosed in the Current IDT Reports, no investigation or review by any Governmental Entity with respect to IDT Parent or any of its subsidiaries is pending or, to the knowledge of the executive officers of IDT Parent, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or prevent or materially burden or materially impair the ability of IDT Parent to perform its obligations under this Agreement or the Registration Rights Agreement.

Section 4.09.  Permits and Licenses.  IDT Parent and its subsidiaries have obtained all governmental permits, licenses, franchises and authorizations required for IDT Parent and its subsidiaries to conduct their respective businesses as currently conducted, except as otherwise expressly disclosed in the Current IDT Reports and except for those the failure of which to be obtained would not have a Material Adverse Effect.

Section 4.10.  Intellectual Property, etc.  Except as otherwise expressly disclosed in the Current IDT Reports, IDT Parent and its subsidiaries have taken all reasonable efforts to ensure that they have, and have no reason to believe that they do not have, all right, title and interest in, or a valid and binding license to use, all IDT Intellectual Property (as hereinafter defined).  IDT Parent and its subsidiaries (i) have not defaulted in any material respect under any license to use any IDT Intellectual Property, (ii) are not the subject of any proceeding or litigation for infringement of any third party intellectual property, except for the proceedings disclosed in IDT Reports filed and publicly available prior to the date hereof, which proceedings IDT Parent believes are without merit, (iii) have no knowledge of circumstances that would be reasonably expected to cause the loss or impairment of any IDT Intellectual Property, other than a default, proceeding, litigation, loss or impairment that is not having or would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect.  IDT Parent and its subsidiaries have from time to time received correspondence from third parties alleging that intellectual property rights purportedly owned by said third parties have been violated by IDT Parent or its subsidiaries.  IDT Parent and its subsidiaries have also received correspondence asserting that a license may be necessary to avoid alleged violation of third party rights, none of which assertions or allegations has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, except as otherwise expressly disclosed in the Current IDT Reports.  For purposes of this Agreement “IDT Intellectual Property” means patents and patent rights, trademark and trademark rights, tradenames and tradename rights, service marks and service mark rights, copyrights and copyright rights, trade secret and trade secret rights, and other intellectual property rights, and all pending applications for and registration of any of the foregoing that are used in the conduct of the business of IDT Parent or its subsidiaries as presently conducted.

Section 4.11.  Private Offering.  Based, in part, on Liberty IDTel’s representations in Article 3 hereof, the offer and sale of the Consideration Shares is exempt from the registration and prospectus delivery requirements of the Securities Act.  Neither IDT Parent, nor anyone acting on its behalf, has offered or sold or will offer or sell any securities, or has taken or will take any other action (including without limitation any offering of any securities of IDT Parent) under circumstances that would require, under the Securities Act, the integration of such offering with the offering and sale of the Consideration Shares, that would subject the issuance of the Consideration Shares to the registration provisions of the Securities Act.

Section 4.12.  Business Combination Statutes.  None of Liberty IDTel, IDT Parent, or any of their respective “affiliates” and “associates” (as such terms are defined in Section 203 of the DGCL or any comparable business combination statute of any applicable jurisdiction) shall as a result of the execution of this Agreement or consummation of the Exchange, be subject to any of the restrictions of Section 203 of the DGCL, or any similar provisions of Applicable Law with respect to IDT Parent or any of IDT Parent’s direct or indirect subsidiaries any of the shares of which are publicly traded.

Section 4.13.  Preferred Shares.  On the date hereof.  IDTT is in full compliance with the terms of the IDTT Preferred Stock.  As of December 31, 2003, the aggregate liquidation preference, plus all accrued but unpaid dividends on the Preferred Shares not already included in the liquidation preference, was equal to $9,455,404.11.  The execution, delivery and performance of this Agreement by IDT Parent will not violate or contravene any provision of the certificate of incorporation or bylaws of IDTT (in each case as amended to the date hereof), and no vote, consent or approval of any shareholder of IDTT (other than Liberty IDTel) or any third party is required to be obtained, and no prior notice to any shareholder of IDTT or any third party is required to be given, in connection herewith.

ARTICLE 5

COVENANTS

The parties hereto agree that:

Section 5.01.  IDT Board Approval.  IDT Parent shall as soon as reasonably practicable seek to obtain IDT Board Approval necessary to consummate the transactions contemplated by this Agreement and the Registration Rights Agreement.

Section 5.02.  NYSE Listing.  IDT Parent will use its reasonable best efforts to cause the Consideration Shares to be listed on the NYSE upon the issuance of such shares pursuant to the Exchange.

Section 5.03.  Compliance with Conditions; Commercially Reasonable Efforts.  Each party hereto shall in good faith use all commercially reasonable efforts to cause all of the obligations imposed upon it in this Agreement to be duly complied with, and (i) in the case of IDT Parent, to cause each of the conditions precedent in Section 2.01 and Section 2.02 to be satisfied, and (ii) in the case of Liberty IDTel, to cause each of the conditions precedent in Section 2.03 hereof to be satisfied.  Upon the terms and subject to the conditions of this Agreement, the parties will in good faith use all commercially reasonably efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable consistent with Applicable Law to consummate and make effective in the most expeditious manner practicable the Exchange in accordance with the terms of this Agreement.

Section 5.04.  Confidentiality.  Unless otherwise agreed to in writing by the parties hereto, each party hereto will, and will cause its affiliates, directors, officers, managers,

employees and agents (such affiliates and other persons being collectively referred to as “Representatives”), to (i) keep all Confidential Information of the other parties hereto confidential and not disclose or reveal any such Confidential Information to any person other than those Representatives who are participating in effecting the Exchange or who otherwise need to know such Confidential Information, (ii) use such Confidential Information only in connection with consummating the transactions contemplated hereby and enforcing their respective rights hereunder, and (iii) not use Confidential Information in any manner detrimental to the other parties hereto.  In the event that a party hereto (the “Disclosing Party”) is requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Confidential Information of another party hereto (a “Protected Party”), such Disclosing Party shall provide the Protected Party with prompt notice of such request(s) so that the Protected Party may seek an appropriate protective order.  The obligations of the parties hereunder with respect to Confidential Information that (i) is disclosed to a third party with the Protected Party’s written approval, (ii) is required to be produced under order of a court of competent jurisdiction or other similar requirements of a governmental agency, or (iii) is required to be disclosed by applicable law or regulation, will, subject in the case of clauses (ii) and (iii) above to the disclosing party’s compliance with the preceding sentence, cease to the extent of the disclosure so consented to or required, except to the extent otherwise provided by the terms of such consent or covered by a protective order.  If a Disclosing Party uses a degree of care to prevent disclosure of the Confidential Information that is at least as great as the care it normally takes to preserve its own information of a similar nature, it will not be liable for any disclosure that occurs despite the exercise of that degree of care, and in no event will such Disclosing Party be liable for any indirect, punitive, special or consequential damages unless such disclosure resulted from its willful misconduct or gross negligence, in which event it will be liable in damages for the lost profits of the Protected Party resulting directly and solely from such disclosure.  In the event this Agreement is terminated, each party will, if so requested by the other party hereto, promptly return or destroy all of the Confidential Information of the requesting party, including all copies, reproductions, summaries, analyses or extracts thereof or based thereon in the possession of its Representatives; provided, however, that no party will be required to return or cause to be returned summaries, analyses or extracts prepared by it or its Representatives, but will destroy (or cause to be destroyed) the same upon request of the other party hereto.  The confidentiality obligations of the parties contained in this Section 5.04 shall survive until the third anniversary of the date of this Agreement.  For purposes of this Section 5.04, “Confidential Information” with respect any party hereto means all confidential and proprietary information about such party and its subsidiaries that is furnished by it or its agents or representatives to another party hereto or its representatives, regardless of the manner in which it is furnished, in connection with the transactions contemplated hereby.  “Confidential Information” does not include, however, information which (i) has been or in the future is published or is now or in the future is otherwise in the public domain through no fault of any party hereto or its representatives, (b) was available to any other party hereto or its representatives on a non-confidential basis prior to its disclosure by the disclosing party, (c) becomes available to another party hereto or its representatives on a non-confidential basis from a person other than a party hereto or its representatives or agents, who is not otherwise bound by a confidentiality agreement with the party to which the information relates, or such party’s representatives or agents, or is not otherwise prohibited from transmitting the information to another party or its representatives, (d) is independently developed by another party hereto or its representatives through persons who have not had, either directly or indirectly, access to or knowledge of such information or (e) is required to be publicly disclosed by a party or its affiliates pursuant to applicable federal or state securities laws or requirements of the NYSE.

Section 5.05.  Transfer Limitations; 1933 Act Legend.

(a)           Each certificate representing Consideration Shares shall bear a legend substantially in the following form:

“THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL SUCH SHARES ARE REGISTERED UNDER THE SECURITIES ACT OR, EXCEPT AS OTHERWISE PERMITTED PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OR ANOTHER EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IDT CORPORATION IS OBTAINED TO THE EFFECT THAT SUCH REGISTRATION IS NOT REQUIRED.”

(b)           The foregoing legend shall be removed from the certificates representing any Consideration Shares, at the request of the holder thereof, at such time as (i) such shares are sold pursuant to an effective registration statement or pursuant to Rule 144 under the Securities Act, (ii) such shares become eligible for resale pursuant to Rule 144(k), or (iii) an opinion of counsel reasonably satisfactory to IDT Parent is obtained to the effect that such legend is not required.

Section 5.06.  Public Announcements.  Unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of the NYSE, each party shall use commercially reasonable efforts to consult with, and use commercially reasonable efforts to accommodate the comments of the other parties before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby.

Section 5.07.  Notification of Certain Matters.  Between the date hereof and the Closing Date, each party will give prompt notice in writing to the other parties of:  (i) any information that indicates that any of its representations or warranties contained herein was not true and correct as of the date hereof or will not be true and correct at and as of the Closing Date with the same force and effect as if made at and as of the Closing Date (except for changes permitted or contemplated by this Agreement), (ii) the occurrence of any event which will result, or has a reasonable prospect of resulting in, the failure of any condition specified in Article 2 hereof, and (iii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement or that such transactions otherwise may violate the rights of or confer remedies upon such third party.

ARTICLE 6

TAX MATTERS

Section 6.01.  Tax Definitions.  The following terms, as used in this Article 6, have the following meanings:

“Control” means the ownership of stock possessing at least 80% of the total combined voting power of all classes of stock entitled to vote and at least 80% of the total number of shares of each other class of stock of the corporation.

“Final Determination” means (i) any final determination of liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended Returns or appeals from adverse determinations), including a “determination” as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870AD or (ii) the payment of Tax by IDT Parent, Liberty IDTel or any of their respective Affiliates, whichever is responsible for payment of such Tax under applicable law, with respect to any item disallowed or adjusted by a Taxing Authority (as defined herein), provided that such responsible party determines that no action should be taken to recoup such payment and the other party agrees.

“Returns” means all returns, statements, reports, and forms (including estimated tax or information returns and reports) relating to, or required to be filed in connection with, any Taxes.

“Tax” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee.

“Treasury Regulations” means the regulations promulgated under the Code in effect on the date hereof and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

Section 6.02.  Purchase Price Adjustment.  Any amount paid by IDT Parent or Liberty IDTel under Article 7 hereof will be treated as an adjustment to the consideration delivered in the Exchange unless a Final Determination or change in applicable law (including a revenue ruling or other similar pronouncement) causes any such amount not to constitute an adjustment to the consideration delivered in the Exchange for any applicable Tax purposes.

Section 6.03.  IDT Parent Representations, Warranties, Covenants, and Indemnification.

(a)           Representations and Warranties.  IDT Parent represents and warrants to Liberty IDTel as of the date hereof and as of the Closing Date that:

(i)            IDTT has no authorized and outstanding capital stock other than common stock, par value $.01 per share, and IDTT Series A Preferred Stock, par value $.01 per share.

(ii)           As part of the same plan as the Exchange, and except as contemplated by this Agreement, neither IDT Parent nor any of its Affiliates (including, without limitation, IDTT) has, either directly or through any transaction, agreement or arrangement with any other person, (x) acquired any shares of IDTT capital stock, (y) assumed any liabilities of any IDTT stockholders, or (z) redeemed, or made a distribution with respect to, any IDTT capital stock.  For purposes of this Agreement, the term “Affiliate” shall mean, with respect to any person or entity, any other person or entity directly or indirectly controlling, controlled by or under common control with the first such person or entity.

(iii)          As part of the same plan as the Exchange, IDTT has not issued any shares of IDTT capital stock.

(iv)          IDTT does not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire IDTT capital stock that, if exercised or converted, would affect IDT Parent’s acquisition or retention directly of Control of IDTT, within the meaning of Section 368(c) of the Code.

(v)           Immediately after the Exchange, IDT Parent will own directly an amount of IDTT capital stock representing Control of IDTT, within the meaning of Section 368(c) of the Code.

(vi)          IDTT has no plan or intention, and IDT Parent and its Affiliates have no plan or intention to cause IDTT, to issue additional shares of IDTT capital stock that would result in IDT Parent losing direct Control of IDTT.

(vii)         Except for IDTT capital stock owned by IDT Parent, IDT Parent does not own indirectly any capital stock of IDTT.

(viii)        Neither IDT Parent, nor any person related to IDT Parent within the meaning of Section 1.368-1(e)(3) of the Treasury Regulations, has any plan or intention to redeem, purchase, exchange or otherwise acquire any of the Consideration Shares issued in the Exchange, either directly or through any partnership or other transaction, agreement or arrangement with any other person, other than pursuant to open market purchases as part of a general stock buy back program in which the sellers are anonymous.

(ix)           As part of the same plan as the Exchange, IDT Parent or a member of IDT Parent’s qualified group of corporations (as defined in Treasury Regulations Section 1.368-1(d)(4)(ii)) will continue IDTT’s “historic business” or use a “significant portion” of IDTT’s “historic business assets” in a business, as such terms are defined in Treasury Regulations Section 1.368-1(d)(2) and (3).  No assets of IDTT have been sold, transferred or otherwise disposed of which would prevent IDT Parent or a member of IDT Parent’s qualified group of corporations (as defined in Treasury Regulations Section 1.368-

1(d)(4)(ii)) from continuing IDTT’s “historic business” or from using a “significant portion” of IDTT’s “historic business assets” in a business following the Exchange, as such terms are defined in Treasury Regulations Section 1.368-1(d)(2) and (3).

(x)            IDTT has no plan or intention, and IDT Parent and its Affiliates have no plan or intention to cause IDTT, to:  (i) liquidate; (ii) merge with or into another corporation or entity; or (iii) sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business.

(xi)           IDT Parent has no plan or intention to:  (i) liquidate; (ii) merge with or into another corporation or entity; or (iii) sell or otherwise dispose of all or substantially all of its assets.

(xii)          As part of the same plan as the Exchange, neither IDT Parent nor any of its Affiliates has any plan or intention to sell, exchange or otherwise transfer any shares of IDTT capital stock, except for transfers that are described in Section 1.368-2(k) of the Treasury Regulations.

(xiii)         There is no intercorporate indebtedness existing between IDT Parent (or any of its Affiliates other than IDTT) and IDTT that was issued, acquired or will be settled at a discount.

(xiv)        IDT Parent is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

(xv)         Neither IDT Parent nor IDTT is under the jurisdiction of a court in a case under Title 11 of the United States Code, or a receivership, foreclosure, or similar proceeding in a federal or state court.

(b)           Covenants.

(i)            IDT Parent and its Affiliates will comply with all record-keeping and reporting requirements applicable to the Exchange set forth in Treasury Regulation Section 1.368-3.

(ii)           Neither IDT Parent nor any of its Affiliates will take any position on any federal, state, local or foreign income or franchise Return, or take any other Tax reporting position that is inconsistent with the treatment of the Exchange as a reorganization within the meaning of Section 368(a)(1)(B) of the Code, unless otherwise required by a Final Determination.

(iii)          Neither IDT Parent nor any of its Affiliates will take or cause to be taken (or fail to take or cause not to be taken) any action that would reasonably be expected to cause the Exchange to fail to qualify as a reorganization within the meaning of Section 368(a)(1)(B) of the Code.

Section 6.04.  Survival.  Notwithstanding anything in this Agreement to the contrary, (a) the representations and warranties of the parties contained in this Article 6 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof), and (b) the covenants and agreements of the parties in this Article 6 will survive the Closing without limitation unless otherwise contemplated by their terms.

ARTICLE 7

INDEMNIFICATION

Section 7.01.  Indemnification by IDT Parent.  IDT Parent covenants and agrees to defend, indemnify and save and hold harmless Liberty IDTel, together with its officers, directors, partners, shareholders, employees, trustees, affiliates (within the meaning of Rule 405 of the SEC under the Securities Act), beneficial owners, attorneys and representatives from and against any and all losses, costs, expenses, liabilities, claims or legal damages (including without limitation, reasonable fees and disbursements of counsel and accountants and other costs and expenses incident to any actual or threatened claim, suit, action or proceeding, whether incurred in connection with a claim against Liberty IDTel, or a third party claim) arising out of or resulting from (i) any inaccuracy in or breach of any representation, warranty, covenant or agreement made by IDT Parent in this Agreement or in any writing delivered pursuant to this Agreement (other than in respect of any representation or warranty made pursuant to Article 6 hereof, as to which this Section 7.01 shall not apply), and (ii) the failure of IDT Parent to perform or observe fully any covenant, agreement or provisions to be performed or observed by it pursuant to this Agreement (other than any covenant, agreement or provision made pursuant to Article 6 of this Agreement, as to which this Section 7.01 shall not apply); provided, that the indemnity agreement contained in this Section 7.01 shall not apply to amounts paid in settlement of any such loss, claims, damage, liability or action if such settlement is effected without the consent of IDT Parent (which consent shall not be unreasonably withheld).  Notwithstanding any language to the contrary contained in this Agreement, IDT Parent shall not be liable for indemnification payments pursuant to this Section 7.01 in excess of $9.5 million; provided, however, that there shall be no limit on indemnification amounts payable to Liberty IDTel for any breach of the representations and warranties contained in Section 4.02(c), (d) or (e) hereof.

Section 7.02.  Indemnification by Liberty IDTel.  Liberty IDTel covenants and agrees to defend, indemnify and save and hold harmless IDT Parent and its officers, directors, partners, shareholders, employees, trustees, affiliates (within the meaning of Rule 405 of the SEC under the Securities Act), beneficial owners, attorneys and representatives from and against any and all losses, costs, expenses, liabilities, claims or legal damages (including without limitation, reasonable fees and disbursements of counsel and accountants and other costs and expenses incident to any actual or threatened claim, suit, action or proceeding, whether incurred in connection with a claim against IDT Parent, or a third party claim) arising out of or resulting from (i) any inaccuracy in or breach of any representation, warranty, covenant or agreement made by Liberty IDTel in this Agreement or in any writing delivered pursuant to this Agreement (other than in respect of any representation or warranty made pursuant to Article 6 hereof, as to which this Section 7.02 shall not apply), and (ii) the failure of Liberty IDTel to perform or observe fully any covenant, agreement or provisions to be performed or observed by it pursuant to this Agreement (other than any covenant, agreement or provision made pursuant to Article 6 of this Agreement, as to which this Section 7.02 shall not apply); provided, that the indemnity agreement contained in this Section 7.02 shall not apply to amounts paid in settlement of any such loss, claims, damage, liability or action if such settlement is effected without the consent of Liberty IDTel (which consent shall not be unreasonably withheld).  Notwithstanding any language to the contrary contained in this Agreement, Liberty IDTel shall not be liable for indemnification payments pursuant to this Section 7.02 in excess of $9.5 million; provided, however, that there shall be no limit on the amounts payable for a breach of the representations and warranties made by Liberty IDTel contained in Section 3.02 hereof.

Section 7.03.  Procedure.  Each party or person entitled to be indemnified pursuant to this Article 7 (each, an “Indemnified Person”), shall notify the other parties in writing of any action against such Indemnified Person in respect of which the other party is or may be obligated to provide indemnification on account of this Article 7, promptly after the receipt of notice of such action.  The failure of any Indemnified Person so to notify the other parties of any such action shall not relieve such other party from any liability which it may have to such Indemnified Person, except to the extent the other party shall have been materially prejudiced by the failure of such Indemnified Person so to notify it, pursuant to this Section 7.03.  In case any such action shall be brought against any Indemnified Person and it shall notify the other parties of the commencement thereof, the other parties shall be entitled to participate in the defense thereof and, to the extent that any such other party may wish to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Person, and after notice from it to such Indemnified Person of its election so to assume the defense thereof, such other party will not be liable to such Indemnified Person under this Article 7 for any legal or other expense subsequently incurred by such Indemnified Person in connection with the defense thereof, nor for any settlement thereof entered into without the consent of such other party; provided, however, that (i) if the other party shall elect not to assume the defense of such claim or action or (ii) if the Indemnified Person reasonably determines (x) that there may be a conflict between the positions of the other party and of the Indemnified Person in defending such claim or action or (y) that there may be legal defenses available to such Indemnified Person different from or in addition to those available to the other party, then separate counsel for the Indemnified Person shall be entitled to participate in and conduct the defense, in the case of (i) and (ii)(x), or such different defenses, in the case of (ii)(y), and the other party shall be liable for any reasonable legal or other expenses incurred by the Indemnified Person in connection with the defense.

Section 7.04.  Exclusivity of Remedy.  The indemnification provisions set forth in this Article 7 are the sole and exclusive remedy for breach of any and all representations and warranties contained in this Agreement; provided, however, that the foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common law remedy any party may have for a breach of any and all covenants and agreements contained in this Agreement.  Notwithstanding anything in this Agreement to the contrary, neither Liberty IDTel nor IDT Parent shall be liable to the other for any consequential, indirect, special or incidental damages under any provision of this Agreement or for any consequential, indirect, special or indirect damages arising out of any act or failure to act hereunder, even if such party has been advised of or has foreseen the possibility of such damages.

Section 7.05.  Certain Limitations.  The indemnification obligations of the parties hereto with respect to claims asserted for any breach of a representation or warranty set forth in Article 3 or 4 hereof prior to expiration of the survival period applicable to such representation or warranty shall survive until such claims are finally adjudicated or otherwise resolved.

Section 7.06.  Method of Payment for Certain Indemnification Payments.  Any indemnification payments to be made by IDT Parent pursuant to Section 7.01 of this Agreement shall be made by delivering shares of IDT Parent Class B Common Stock.  Any shares of IDT Class B Common Stock to be delivered pursuant to this Section 7.06 shall be valued based on the weighted average (based on trading volume) of the daily closing prices (as of 4:00 p.m. eastern time) per share of IDT Class B Common Stock as reported on the NYSE (as published in the Wall Street Journal, or if not published therein or incorrectly published therein, in another authoritative source mutually selected by IDT Parent and Liberty IDTel) for the twenty consecutive trading days ending on the second trading day prior to the date on which such indemnification payment is made by IDT Parent.  All such shares of IDT Class B Common Stock so delivered pursuant to this Section 7.06 shall be duly authorized, fully paid, and non-assessable and shall not be subject to any Liens.

ARTICLE 8

Section 8.01.  Termination.

(a)           This Agreement may be terminated and the Exchange may be abandoned at any time prior to the Closing of the Exchange: (i) by mutual written agreement of Liberty IDTel and IDT Parent, at any time prior to the Closing Date; (ii) by Liberty IDTel, at any time after February 13, 2004, unless prior thereto the IDT Board Approval has not been obtained; or (iii) by Liberty IDTel or IDT Parent if the Closing has not occurred on or prior to February 27, 2004 (the “Outside Date”), or if any Governmental Entity shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Exchange, provided, that the right to terminate this Agreement pursuant to the foregoing clause (iii) shall not be available to any party whose failure to fulfill any obligation under this Agreement was the cause of or resulted in the failure of the Closing to occur by the Outside Date.  Any party desiring to terminate this Agreement shall promptly give notice of such termination to the other parties hereto.

(b)           If this Agreement is terminated as permitted by Section 8.01(a), such termination shall be without liability of any part (or any stockholder, director, officer, partner, employee, agent, consultant or representative of such party) to any other party to this Agreement, provided that if such termination shall result from the willful (i) failure of any party to fulfill a condition to the performance of the obligations of the other party, (ii) failure to perform a covenant made by it in this Agreement or (iii) breach by any party hereto of any of its representations or warranties contained herein, such failing or breaching party shall be fully liable for any and all losses (excluding consequential damages) incurred or suffered by the other party as a result of such failure or breach.  The provisions of this Article 8 and of Sections 5.04, 5.06 and 9.03 shall survive any termination of this Agreement.

ARTICLE 9

MISCELLANEOUS

Section 9.01.  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  This Agreement may not be assigned by any party hereto without the prior written consent of the other parties hereto and the attempted or purported assignment shall be void.  Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

Section 9.02.  Survival.  Except as expressly provided otherwise herein, and subject to Section 6.04 hereof, the representations, warranties, covenants and agreements of the parties set forth in this Agreement shall survive for a period of three years after the Closing Date; provided, however, that the representations and warranties set forth in Section 4.02(e) hereof and the agreements set forth in Section 7.06 hereof shall survive indefinitely.

Section 9.03.Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law thereof.

Section 9.04.  Counterparts; Effectiveness.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall be deemed to constitute one and the same instrument.  Signature pages from separate identical counterparts may be combined with the same effect as if the parties signing such signature page had signed the same counterpart.  This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

Section 9.05.  Captions and Headings.  The captions and headings used in this Agreement are for convenience only and are not to be considered in construing or interpreting this Agreement.

Section 9.06.  Notices.  Unless otherwise provided herein, any notice or other communication required or permitted to be given or effected under this Agreement shall be in writing and shall be deemed effective upon personal or facsimile delivery to the party to be notified or one Business Day after deposit with an internationally recognized courier service, delivery fees prepaid, or three Business Days after deposit with the U.S. mail, return receipt requested, postage prepaid, and in each case, addressed to the party to be notified at the following respective addresses, or at such other addresses or to such other parties as may be designated by written notice by the parties hereto, provided that any notice of change of address shall be deemed effective only upon receipt:

If to IDT Parent, to:

IDT Corporation
520 Broad Street
Newark, New Jersey 07102
Attn: Ely Tendler
Telephone: (973) 438-3616
Fax: (973) 438-1616

with a copy to:

McDermott, Will & Emery
50 Rockefeller Plaza
New York, New York 10020
Attn: Mark Selinger
Telephone: (212) 547-5438
Fax: (212) 547-5444

If to Liberty IDTel, to:

Liberty IDTel, Inc.
c/o Liberty Media Corporation
12300 Liberty Boulevard
Englewood, Colorado 80112
Attn: Charles Y. Tanabe
Telephone: (720) 875-5400
Fax: (720) 875-5858

with a copy to:

Baker Botts, L.L.P.
30 Rockefeller Plaza
New York, New York 10112-4998
Attn: Robert W. Murray Jr.
Telephone: (212) 408-2500
Fax: (212) 408-2501

Section 9.07.  Amendments and Waivers.  All terms of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance or either retroactively or prospectively), only with the written consent of each of Liberty IDTel and IDT Parent.  Any amendment or waiver effected in accordance with this Section 9.07 shall be binding upon each party to this Agreement.

Section 9.08.  Severability.  If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provisions shall be excluded from this Agreement and the balance of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

Section 9.09.  Entire Agreement.  This Agreement (and the Exhibits and Schedules hereto) and the Registration Rights Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, understanding and discussions among the parties with respect thereto.

Section 9.10.  Specific Enforcement.  The parties hereto agree that irreparable harm would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which the parties are entitled at law or in equity.

Section 9.11.  Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 9.12.  Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT AND THE REGISTRATION RIGHTS AGREEMENT.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  THIS SECTION 9.12 HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES HERETO AND THESE PROVISIONS SHALL NOT BE SUBJECT TO ANY EXCEPTIONS.  EACH PARTY HERETO HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, SUPPLEMENTS OR MODIFICATION TO (OR ASSIGNMENTS OF) THIS AGREEMENT.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL (WITHOUT A JURY) BY THE COURT.

[Signature page immediately follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed.

LIBERTY IDTEL, INC.

By:	/s/ Albert Rosenthaler
	Name:	Albert Rosenthaler
	Title:	Senior Vice President

IDT CORPORATION

By:	/s/ Howard Jonas
	Name:	Howard Jonas
	Title:	Chairman and Director